EXHIBIT 10.10

Agreement between WorldCALL Public and Trans World Associates (Pvt) Limited

dated March 30, 2006

PAKISTAN


SIXTY RUPEES

AGREEMENT

DATED: 30th MARCH 2006

BETWEEN

Worldcall Broadband Limited ("WBL")

AND

Trans World Associates (Private) Limited ("TWA")

FORTY RUPEES

TABLE OF CONTENTS

INTRODUCTION 3

1 DEFINATIONS AND INTERPRETATIONS 3
2 PERIOD OF THE AGREEMENT 4
3 LEASE 5
4 SERVICES 6
5 REPRESENTATIONS AND SERVICE CHARGES PERFORMANCE DISCOUNT 6
6 USE OF OPTICAL FIBER AND EXTENSIONS 6
7 BILLING PROCEDURES 7
8 BILLING DISPUTES 8
9 CURRENCY OF PAYMENTS & TAXES, FEES AND OTHER GOV IMPOSISIONS 8
10 DELIVERY 8
11 TERMINATION 9
12 CONFIDENTIALITY 10
13 PUBLICITY 10
14 LIABILITY 10
15 ASSIGNMENT 11
16 WARRANTIES AND REPRESENTATIONS 11
17 FORCE MAJEURE 11
18 RELATIONSHIP BETWEEN PARTIES 11
19 NOTICES 11
20 WAIVER 12
21 MODIFICATIONS 12
22 ENTIRE AGREEMENT 12
23 GOVERNING LAW 12
24 RULES OF CONSTRUCTION 12
25 EXECUTION AND MULTIPLE COPIES 13
ANNEX A 14
ANNEX B 15
ANNEX C 22
ANNEX D 23
ANNEX E 24
ANNEX F 32
ANNEX G 37
ANNEX H 38
ANNEX I 40
ANNEX J 42
ANNEXK... 43

WBL's Initial & Co. Stamp:

TWA's Initial & Co. Stamp: Ali

AGREEMENT

THIS OPTICAL FIBER CABLE AGREEMENT (this "Agreement") is made and entered into on the 30th day of March 2006.

Between

Worldcall Broadband Limited (hereinafter referred to as "WBL", which term shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) a company incorporated under the laws of Pakistan and having its office at Suite 317, The Plaza, G-7, Block-9, Clifton, Karachi.

And

Trans World Associates (Private) Limited (hereinafter referred to as "TWA", which term shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) a company incorporated under the laws of Pakistan and having its office at 12th Floor, HBL Tower, Blue Area, Jinnah Avenue, Islamabad.

Each shall also be referred to as "Party" and collectively as "Parties" to this Agreement

INTRODUCTION

Whereas:

a) WBL is the owner of the Optical fiber cable system ("Cable System") laid in Karachi and its off shoots and sub ring – as noted in ANNEX A hereto.

b) WBL represents that the Cable System is of specifications noted in ANNEX B hereto.

c) WBL represents that the Cable System has been laid down after obtaining all requisite approvals (including approvals as set out in ANNEX C hereto).

d) TWA desires to lease single pair of dark optical fiber ring ("Optical Fiber") comprising the Optical Cable – together with certain extensions ("Extensions") to be carried out by WBL in this behalf as noted in ANNEX A

e) TWA also desires WBL to extend Optical Fiber Pair to the TWA-1 Karachi Cable Station at Bosicor Road Hawksbay, Karachi. This service offering includes laying of optical fiber cable at least additional forty seven (47) Kms by WBL on turn key basis and provide to TWA on IRU basis six (6) fiber cores. TWA fiber network including the extension will be in accordance with the network configuration provided as Annex-A.

f) TWA also desires certain services (including maintenance) in respect of the Optical Fiber, as noted in ANNEX E ("Service Level Agreement").

NOW, THEREFORE, in consideration of the premises and for other good reasons and valuable considerations, it has been agreed as follows:-

1. WBL has agreed to lease the Optical Fiber and Extensions to TWA, and also to provide Services to TWA in accordance with the terms and conditions noted below.

2. WBL will provide link wise attenuation (link budget) as per ANNEX A to install and operate STM-64 and DWDM Optical fiber systems in accordance with relevant ITU-T recommendations.

3. WBL will extend TWA fiber pair to any location from the nearest joint location on the WBL Metro optical fiber network at terms and conditions that shall be mutually agreed between the parties.

1 DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement the following expressions have the meaning set out below:

WBL's Initial & Co. Stamp: ____

TWA's Initial & Co. Stamp: ____

AGREEMENT

THIS OPTICAL FIBER CABLE AGREEMENT (this "Agreement") is made and entered into on the 30th day of March 2006.

Between

Worldcall Broadband Limited (hereinafter referred to as "WBL", which term shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) a company incorporated under the laws of Pakistan and having its office at Suite 317, The Plaza, G-7, Block-9, Clifton, Karachi.

And

Trans World Associates (Private) Limited (hereinafter referred to as "TWA", which term shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) a company incorporated under the laws of Pakistan and having its office at 12th Floor, HBL Tower, Blue Area, Jinnah Avenue, Islamabad.

Each shall also be referred to as "Party" and collectively as "Parties" to this Agreement

INTRODUCTION

Whereas:

a) WBL is the owner of the Optical fiber cable system ("Cable System") laid in Karachi and its off shoots and sub ring – as noted in ANNEX A hereto.
b) WBL represents that the Cable System is of specifications noted in ANNEX B hereto.
c) WBL represents that the Cable System has been laid down after obtaining all requisite approvals (including approvals as set out in ANNEX C hereto).
d) TWA desires to lease single pair of dark optical fiber ring ("Optical Fiber") comprising the Optical Cable – together with certain extensions ("Extensions") to be carried out by WBL in this behalf as noted in ANNEX A
e) TWA also desires WBL to extend Optical Fiber Pair to the TWA-1 Karachi Cable Station at Bosicor Road Hawksbay, Karachi. This service offering includes laying of optical fiber cable at least additional forty seven (47) Kms by WBL on turn key basis and provide to TWA on IRU basis six (6) fiber cores. TWA fiber network including the extension will be in accordance with the network configuration provided as Annex-A.
f) TWA also desires certain services (including maintenance) in respect of the Optical Fiber, as noted in ANNEX E ("Service Level Agreement").

NOW, THEREFORE, in consideration of the premises and for other good reasons and valuable considerations, it has been agreed as follows:-

1. WBL has agreed to lease the Optical Fiber and Extensions to TWA, and also to provide Services to TWA in accordance with the terms and conditions noted below.

2. WBL will provide link wise attenuation (link budget) as per ANNEX A to install and operate STM-64 and DWDM Optical fiber systems in accordance with relevant ITU-T recommendations.

3. WBL will extend TWA fiber pair to any location from the nearest joint location on the WBL Metro optical fiber network at terms and conditions that shall be mutually agreed between the parties.

1 DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement the following expressions have the meaning set out below:

Agreement	Means this Agreement and Annexes hereto
Cable System	The Optical Fiber ring laid in Karachi as per network diagram and its off shoots and sub rings as depicted in ANNEX A;
Effective Date	Means the date as specified in this Agreement;
Extensions	Means the Extensions to be carried out by WBL to connect TWA Cable Landing Station and points of presence (POP) as noted in ANNEX A
Impositions	Means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), if any, together with any penalties, fines, or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon either Party hereto by any federal, state or local government or other public taxing authority of any country;
Lease	Means Indefeasible Right to Use by TWA for a minimum period of twenty years of Optical Fibers and Extensions owned by WBL pursuant to the terms of this Agreement;
Optical Fibers	Means, with respect to this Agreement, one pair of dark optical fiber in ring topology as described in ANNEX A;
SLA	Means the Service Level Agreement attached as ANNEX E hereto.
Provisional Acceptance	A Provisional Acceptance Certificate (PAC) shall be issued by TWA within 07 days of successful performance testing by WBL in accordance with requirements of Annex H.
Final Acceptance	A Final Acceptance Certificate (FAC) shall be issued by TWA One Eighty Days (6 months) after the issuance of PAC.

1.2 The headings in this Agreement are for convenience only and must be ignored in construing this Agreement;

1.3 Where the sense requires, words denoting the singular also include the plural and vice versa. References to persons include firms and companies and vice versa;

1.4 Reference to a statutory provision shall include all orders and regulations made pursuant to such provisions and all modifications and re-enactments from time to time of such provisions, orders and regulations.

2 PERIOD OF THE AGREEMENT

2.1 This Agreement shall be valid from the effective date ("the Date of signing of this agreement") and shall continue for a term of 20 (twenty) years from issuance of the provisional acceptance certificate of the last segment of the cable system, unless earlier terminated in accordance with the terms of this Agreement.

2.2 WBL shall be wholly responsible during the term of this Agreement to obtain and keep current all approvals in respect of the Cable System, Optical Fiber and Extensions and the usage thereof, and to pay all charges in this respect.

3 LEASE

3.1 Subject to the terms of this Agreement, WBL agrees to lease and TWA agrees to take on lease the Optical Fiber and Extensions.

3.2 It is understood that the Lease shall commence subject to WBL effecting Extensions, and demonstrating that the Optical Fiber and Extensions comply with the specifications noted in ANNEX B through acceptance testing as noted in ANNEX G.

3.3 In case WBL is unable to demonstrate that the Optical Fiber and Extensions are compliant with specifications, as section 3.2, TWA shall have the right to cancel the relevant ring and/or extension(s) by prior notice in writing of not less than ninety (90) days: provided that WBL shall have the right to demonstrate, within the period of the notice, that the Optical Fiber and Extensions of the section proposed to be cancelled comply with the aforesaid specifications, and if WBL is able to demonstrate compliance (the provisions of ANNEX F applying mutatis mutandis to such demonstration), the notice of cancellation issued by TWA shall be withdrawn by TWA.

3.4 The price is noted in Annex I – and shall be paid, subject to taxes and other deductions required to be made by law, which shall be to the account of parties – in accordance with Annex I.

3.5 Nothing contained in this Agreement or in the Lease of the Optical Fiber and/or the Extensions is intended to, or shall be construed as, conferring any right to TWA to operate, use or access the Optical Fiber and/or the Extensions in any manner whatsoever (whether directly or indirectly) save and except in a manner and to an extent that is consistent with (i) the operation and integrity of the Cable System as in existence from time to time and (ii) the rights inherent in WBL (or to which it may be entitled) in respect of the Cable System and the property in or under which the Cable System is laid, and without prejudice to the generality of the foregoing:

a) TWA shall have the right to access (in any manner whatsoever) the Optical Fiber and/or Extensions Leased by it only in the manner and to the extent permitted under this Agreement or with the consent (to be given in writing and not to be unreasonably withheld) of WBL and in all cases under the supervision and control of WBL;

b) TWA shall have no rights whatsoever against WBL (nor shall it claim any such rights) by reason of any relevant authority or party terminating, restricting or otherwise adversely affecting any right whatsoever in favor of WBL (including any lease or grant) in respect of (i) the Cable System, the Optical Fiber or the Extensions, or (ii) any property in or under which the Cable System, the Optical Fiber or the Extensions are laid – provided that any amounts paid or payable by TWA under this Agreement shall be proportionately reduced keeping in view the impact of the aforesaid;

c) TWA shall have no rights whatsoever against WBL (nor shall it claim any such rights) by reason of any change brought about or proposed in the statutory or regulatory regime as may be applicable (or made applicable) which in any manner adversely affects (i) the Cable System, the Optical Fiber or the Extensions or any usage or operation thereof (whether by WBL or any other person), or (ii) any property in or under which the Cable System, the Optical Fiber or the Extensions are laid or the rights of WBL in such property – provided that any amounts paid or payable by TWA under this Agreement shall be proportionately reduced keeping in view the impact of the aforesaid; and

d) TWA shall not have (nor shall it at any time assert) any rights in or to the Cable System or any property in or under which the Cable Systems laid either as co-owner or joint owner of the same nor shall it at any time set up any title or right adverse to WBL.

3.6 WBL will not change the ownership of the Cable System during the validity of this contract without prior permission and written consent of TWA.

3.7 It is understood that TWA shall, with the written consent of WBL (which shall not be unreasonably withheld), have the right to extend the Optical Fiber and Extensions leased by it in

any manner except as presented in ANNEX A that TWA desires which shall at all times be a manner consistent with the operation and integrity of the Cable System as in existence at the relevant time. WBL shall have the right of first refusal with respect to the work required to be done with respect to the extension of the Optical Fiber. If WBL chooses not to exercise its right as aforesaid (which refusal shall be effective only by written confirmation which shall not be unreasonably withheld by WBL) TWA may do so on its own or through a third party selected by TWA after consultation with WBL. Any agreement between TWA and the third party and any work done by TWA and/or the third party shall be in a manner consistent with the operation and integrity of the Cable System as in existence at the relevant time and WBL shall have the right at all times to be consulted and to observe such work as it is being carried out.

4 SERVICES

4.1 WBL agrees to provide the following Services (as per SLA in ANNEX E) to TWA during the term of this Agreement.

a) Indefeasible Right of Use (IRU) for a pair of dark optical fiber for a period of at least 20 years on the existing WBL Metro optical fiber network in Karachi (TWA fiber pair).

b) Extend the TWA Fiber Pair to the TWA-1 Karachi Cable Station at Bosicor Road Hawksbay Karachi. This service offering includes laying of optical fiber cable at least additional forty seven (47) Kms. by WBL on turn key basis and provide to TWA on IRU basis six (6) fiber cores. TWA fiber network including the extension will be in accordance with the network configuration provided as Annex-A.

c) In first phase provide availability of TWA fiber at the following three (3) locations: (1) PIDC (Beaumont Plaza), (2) The Plaza (WBL) Clifton and (3) Asia Pacific Building (Gulistan-e-Jauhar).

d) WBL will extend TWA fiber pair to any location from the nearest joint location on the WBL Metro optical fiber network at terms and conditions that shall be mutually agreed between the parties.

e) WBL shall provide complete maintenance services as per service level agreement provided in ANNEX E.

4.2 The Services shall be paid for in accordance with Annex I. All payments shall be made subject to withholding taxes and other deductions required to be made by law, which shall be to the account of WBL.

5 REPRESENTATIONS AND SERVICE CHARGES PERFORMANCE DISCOUNT

5.1 Subject to Clause 3.2 & 3.3, WBL represents that the Optical Fiber and Extensions shall be fully compliant with the Specifications noted in ANNEX B of this Agreement. Also that the Services shall be provided according to the ANNEX E.

5.2 WBL represents and warrants that Optical Fiber and Extensions shall, in light of Services to be provided by WBL and otherwise, achieve performance criteria noted in ANNEX F Failure to achieve such standard shall result in Service charges performance discount as noted in ANNEX E

5.3 All payments to WBL under this Agreement shall be made as per Annex I, subject to adjustment for Service charges performance discount if any for downtime as noted in ANNEX E.

6 USE OF OPTICAL FIBER AND EXTENSIONS

6.1 TWA represents and warrants that its use of Optical Fiber and Extensions shall comply with all applicable laws, ordinance, rules, regulations and restrictions. WBL represents and warrants that its provision of Optical Fiber and Extensions shall comply with all applicable laws, ordinance, rules, regulations and restrictions.

6.2 Subject and without prejudice to Clause 3.6, TWA agrees and acknowledges that this Agreement grants no right to use any element of the Cable Systems other than rights to the Optical Fiber and Extensions or as may be specifically set out in this Agreement.

6.3 Subject and without prejudice to Clause 3.6, except as otherwise stated herein, TWA shall be responsible for its own use of Optical Fiber and Extensions, and for onward connection.

6.4 WBL shall use its best efforts to remedy any delays, interruptions, omissions, mistakes, accidents or errors in Optical Fiber and Extensions whenever the Optical Fiber and Extensions do not operate in compliance with the technical specifications noted in ANNEX F of this Agreement (hereinafter, "Outage Events") and restore the Optical Fiber and Extensions to comply with the terms hereof. Failure to do so shall attract Service charges performance discount as noted in ANNEX E. In case of frequent Outage Events and/or in case TWA is not satisfied with the operation of the Optical Fiber or the Extensions on account of breach of this Agreement by WBL, TWA shall also have the right to terminate this Agreement – in this case TWA shall be reimbursed as per ANNEX K the amount paid by TWA under this Agreement, which is in respect of the unutilized period of the term of the Agreement. THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY REGARDING OUTAGE EVENTS AND IS PROVIDED IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABLITY AND FITNESS FOR A PARTICULAR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NO WARRANTY IS MADE TO ANY THIRD PARTY OR IN RESPECT OF ANY SERVICES PROVIDED BY WBL TO THIRD PARTIES.

6.5 Each Party agrees to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder imposed by any governmental or regulatory agency or authority.

6.6 WBL hereby grants TWA right of use of Optical Fiber and Extensions at location as per Annex A for the period of 20 years. The Optical Fiber and Extensions will remain the property of WBL. The Dark Fiber is for the use of TWA only; TWA will not sublet/sublease this dark fiber to any other third party with out informing WBL.

6.7 WBL guarantees that the fiber characteristics especially the fiber attenuation between TWA-1 system Cable station and the TWA Access Nodes measured at time of issuance of FAC shall not exceed at any time during the twenty (20) years lease period. The allowed attenuation margin, in any section between the two Nodes of the TWA-1 system, is 0.08 dB/Km at 1550nm from ODF to ODF. During the 20 years lease period, if either the fiber characteristics deteriorate due to aging or fiber cuts then WBL shall take remedial measures at their cost after jointly agreeing with TWA to bring the fiber characteristics and especially fiber attenuation within the limit of Annex -B.

6.8 Upon TWA's written request, WBL agrees to provide Collocation space to TWA at The Plaza for installing TWA Metro Access Network Point of Presence equipment.

6.9 TWA reserves the right to change the location of above mentioned three location sites to new ones and also to add new sites on the prescribed one time installation charges of Rs. 120,000 (Rupees One Hundred Twenty Thousand) per site as long as the selected sites remain on Metro optical fiber cable network established by WBL for TWA in Karachi.

7 BILLING PROCEDURES

7.1 The Optical Fiber and Extension Charges shall be paid by TWA to WBL as noted as in Annex I.

7.2 WBL shall render quarterly maintenance invoices to TWA as per Annex I and TWA will pay after the adjustment of Service charges performance discount if any as noted in ANNEX E. WBL will also submit mutually signed (by both parties) outage time with invoices.

7.3 TWA shall pay the invoices in respect of Services to WBL within two weeks (10 working days) of the receipt of the invoice(s). A late payment charge of five percent (5 %) per annum shall accrue on any invoice not paid when due, less disputed amounts ("Late Payment Charges"). Such Late Payment charges shall accrue after fifteen (15) days from the day on which payment is due until such payment is received by WBL, and such amount will be included in subsequent invoice issued to TWA.

8 BILLING DISPUTES

8.1 If TWA disputes the amount of the charges specified in any invoice, it shall notify WBL in writing within ninety (90) calendar days of the due date of the relevant invoice. Such notice shall clearly identify the invoice to which the dispute relates and set out TWA's objections thereto together with available supporting data.

8.2 The Parties shall co-operate promptly to resolve any dispute notified in accordance with Clause 8.1 above.

8.3 If the Parties fail to resolve any dispute within ninety (90) calendar days of the notification of such a dispute in accordance with Clause 8.1 above, the matter shall be resolved pursuant to the dispute resolution provisions set forth in Clause 24 below.

8.4 If the objection is sustained and TWA has paid the disputed invoice, the amount of over payment shall be refunded promptly by WBL. If the objection is not sustained and TWA has not paid the disputed invoice or a portion thereof, TWA shall pay any such invoice promptly with any Late Payment charges as defined in Clause 7.2 above. Nothing in this Clause shall relieve TWA from paying in terms of and within the time stipulated in Clause 7.2, those parts of an invoice that are not in dispute.

8.5 TWA shall make all payments after deducting withholding taxes and other deductions required to be made by law, which shall be to the account of WBL.

9 CURRENCY OF PAYMENTS & TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS.

9.1 Payments due under this Agreement shall be made in Pakistan Rupees.

9.2 Each Party shall be independently responsible for any Impositions properly payable by them with respect to the Lease. Further, the Parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which may be acquired or initiated from or by any duly authorized governmental tax authority.

10 DELIVERY

10.1 Subject to extension for delays described in clause 18 (FORCE MAJEURE), WBL shall use reasonable commercial efforts to complete all construction and testing obligations with respect to each Segment by the applicable Scheduled Delivery Date as per ANNEX D. In the event WBL does not deliver a Segment by the respective Scheduled Delivery Date, during the first ten (10) days following such Scheduled Delivery Date, a designated senior representative with decision-making authority of each of WBL and TWA shall meet to discuss the status of construction, the reason(s) for the failure to meet the Scheduled Delivery Date, and possible mutual efforts that could be undertaken in order to complete the construction of the relevant Segment in the most expeditious manner feasible under the circumstances.

10.2 If the Scheduled Delivery Date for any Segment has been extended as the result of a Force Majeure delay described in clause 17 for a period of one (1) months (the "One-Month Force Majeure Period"), and at the end of such one-Month Force Majeure Period there is no reasonably apparent possibility of the cessation, termination or resolution of the event or occurrence causing such Force Majeure delay within fifteen (15) days after the end of the one-Month Force Majeure Period, then:

a) TWA shall have the right, in its sole discretion, to forthwith terminate this Agreement by written notice to WBL with respect to such affected Segment or Segments (or in case this has a substantial bearing in TWA's opinion on the

WBL's Initial & Co. Stamp: ____

TWA's Initial & Co. Stamp: ____

Optical Fiber and the Extensions, then with respect to the Optical Fiber and Extensions as well), in which case all rights and obligations of TWA with respect to such Segment or Segments (or as the case may be, the Optical Fiber and Extensions) shall terminate, and WBL shall repay to TWA any advance payments received by WBL (which repayment shall be TWA's sole and exclusive remedy in the event it exercises such right to terminate), or

b) Each of WBL and TWA shall designate one or more senior representatives with decision-making authority who shall promptly within twenty (20) days of the end of the one-Month Force Majeure Period:

(i) meet to discuss the Force Majeure delay in good faith; and

(ii) Use their mutual best efforts to implement all possible and practical means by which such delay might be terminated, avoided or resolved, including, without limitation, possible modifications to the route or manner of construction of the affected Segment(s).

In the event that the parties determine that there is no reasonably possible course of action available that would serve to terminate, avoid or resolve the Force Majeure delay, then the provisions of clause 11.2(a) shall apply at the instance of TWA.

10.3 Subject and without prejudice to Clause 11.1 and 11.2 WBL shall use all reasonable efforts to deliver the Optical Fiber and Extensions in accordance with the schedule noted in ANNEX D.

If WBL fails to deliver the Optical Fiber and Extensions within specified timeline in ANNEX D and there in no Force Majeure as noted in clause 17, WBL shall be liable to pay Service charges performance discount for delay in accordance with Annex I.

10.4 In case of termination of the Agreement pursuant to Force Majeure, TWA shall not be obligated to make any payment for the period commencing from the Force Majeure Event impacting WBL's performance hereunder, and for the period after the effective date of termination, and all advance payment in respect of such period shall accordingly be refunded by WBL.

11 TERMINATION

11.1 This Agreement may be terminated by either Party upon one or more of the following events;

11.2 If either party is in breach of any provision of this Agreement (including non-payment of any such sums due hereunder), which, if remediable, the breaching party fails to remedy such a breach within one hundred eighty (180) days after receipt of a written notice from the other Party requiring the breach to be remedied; or

11.3 Forthwith on written notice if the other Party is in material breach of any provision of this agreement which is not remediable; or

11.4 Becomes insolvent or has a receiver, administrative receiver or administrator appointed over the whole or any part of its assets or goes into liquidation (whether compulsory or voluntary) otherwise than for the purposes of an amalgamation or reconstruction or makes any arrangements with its creditors or has any form of execution or distress levied upon its assets or ceases to carry on its business and such event has a bearing on the rights of the other party.

11.5 Termination shall be without prejudice to the accrued rights and liabilities of the Parties subsisting at the date of termination.

11.6 The provisions of Clauses 12, 14, 16 & 23 shall survive the termination of this Agreement.

11.7 Notwithstanding anything herein contained, TWA shall not be obligated to make any payments hereunder in respect of the period after the effective date of termination, and any advance payments made by TWA, whether with respect to the Lease or the Services, shall be refunded to TWA. As per Annex I.

11.8 Except as provided in clause 11.3 above, TWA /WBL may, at their sole option, terminate this Agreement after the expiry of five (5) years term of the agreement upon sixty (180) days prior written notice, whereupon, WBL shall refund to TWA, within thirty calendar days (30) days after the expiry of notice period terminating this Agreement, any unutilized lease charges paid in advance by TWA for the term extending beyond the notice period in which the Agreement shall come to an end pursuant to the notice of termination by any Party. Repayment schedule in case of termination by either party is attached as Annex-K.

12 CONFIDENTIALITY

Confidential Information for the purposes of this Agreement is any information in any form about or concerning WBL or TWA and any of their contractors, sub-contractors, employees, servants or agents including, without limitation, their business products and methods of work ("Confidential Information"). It does not include any such information which is in the public domain. Both Parties agree to maintain the confidentiality of the Confidential Information of the other party.

13 PUBLICITY

Neither Party except as required by law and in accordance with the provisions in Clause 13 above, shall disclosed to any third party the existence of, or any of the terms or conditions of, this Agreement entered into pursuant hereto, without the prior written consent of the other Party. Neither Party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the supplies or services to be provided hereunder without obtaining the prior, written approval of the other Party as to the content, form of distribution and timing of such publicity.

14 LIABILITY

14.1 Other than express obligations in this Agreement, neither Party has any obligation of any kind to the other Party beyond the duty to exercise reasonable skill and care.

14.2 Neither Party to this Agreement excludes or restricts its liability for death or personal injury resulting from its own negligence or willful misconduct or the negligence or willful misconduct of its employees or agents while acting in the course of their employment or agency nor in respect of its willful misconduct.

14.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, WBL DISCLAIMS ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED WITH RESPECT TO THE CUSTOMER CAPACITY OF THE LEASE, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABLITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.4 Notwithstanding anything herein contained WBL's entire liability in contract, tort (including negligence or breach of statutory duty) or otherwise arising out of or in connection with this Agreement (except in relation to death or personal injury) shall be limited to the charges paid by TWA under this Agreement.

14.5 Each provision of this Clause 15 is a separate limitation applying and surviving even if one or more such provisions is inapplicable or held unreasonable in any circumstances.

14.6 TWA agrees to indemnify and hold harmless WBL and its respective officers, directors, employees, agents and representatives from and against any loss, damage, expense or cost arising out of or in connection with any breach or violation by TWA of applicable law or governmental regulation and any claims of whatever nature by third Parties with respect to the services provided by TWA.

14.7 Subject to Clauses 15.3 and 15.4 hereof, WBL agrees to indemnify and hold harmless TWA and its officers, directors, employees agents and representatives from and against any loss, damage, expense or cost arising out of or in connection with any breach or violation by WBL of applicable law or governmental regulation, and any claims of whatever nature by third parties with respect to the services provided by WBL.

15 ASSIGNMENT

15.1 Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the above, either Party may assign without consent all of its rights and obligations under this Agreement to any affiliated company. For these purposes a company shall be "affiliated" to another company if it is the parent or subsidiary of that company or another subsidiary of the parent of that company. For these purposes a company shall be another company's subsidiary if its issued share capital is owned whether directly or indirectly as to 50% or more by that company. No such assignment shall relieve the assigning Party of its obligations hereunder.

15.2 The assigning Party must promptly give written notice to the other Party of any assignment permitted to be made without the other Party's consent. The assignee shall be bound by the obligations on the part of the assignor under this Agreement.

16 WARRANTIES AND REPRESENTATIONS

16.1 The performance of this Agreement by the Parties is dependent upon Each Party obtaining and maintaining such approvals, consent, authorizations and licenses from such governmental, quasi governmental or other competent regulatory authorities as may be required or deemed necessary by the Parties. Each of the Parties undertakes to obtain and keep current all such consents.

16.2 Each Party warrants and represents that:

a) It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

b) It has taken all requisite corporate action to approve the execution, delivery and performance of this Agreement;

16.3 This Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, creditor's rights and general equitable principles.

17 FORCE MAJEURE

Neither Party will be liable for any breach of this Agreement due to any cause beyond that Party's reasonable control including, but not limited to an Act of God; insurrection or civil disorder; war or military operations; national or local emergency; act or commissions of Government, or other competent authority; industrial disputes (Whether or not involving the Parties or their employees); fire, lightning, explosion, flood, subsidence, weather of exceptional severity; meteors; the act or commission of any Party for whom the Party affected is not responsible (including other telecommunication service providers).

18 RELATIONSHIP BETWEEN PARTIES

Each Party is and will remain at all times an independent contractor fully responsible for its own acts or defaults (including those of its employee or agents). Neither Party nor its employees, agents or representatives may at any time act or attempt to act on behalf of the other Party to bind the other Party to any obligations. Neither Party nor its employees, agents or representatives may engage in any act, which may lead any person to believe that such Party is an employee, agent or representative of the other Party. Nothing in this Agreement constitutes a partnership between the Parties.

19 NOTICES

19.1 A notification shall be duly received if:

a) Delivered personally, at the time of actual delivery;

b) Sent by facsimile, upon its receipt being confirmed in writing.

c) Sent by registered post to an address within the same country 7 days after the date of posting;

d) Sent by registered post to an address not within the same country, 14 days after the time of posting

e) Sent by courier, on the second business day following the date of dispatch;

19.2 Except where otherwise specifically provided all notices and other communications relating to this Agreement shall be in writing and shall be delivered as follows:

If to WBL:	General Manager Technical Worldcall Broadband Limited Suite 317, The Plaza, G-7, Block-9 Clifton, Karachi, 75600
copy to:	Executive Director/Chief Operating Officer Worldcall Broadband Limited Suite 317, The Plaza, G-7, Block-9 Clifton, Karachi, 75600, Pakistan
If to TWA:	Kamran Malik President and Chief Operating Officer Transworld Associates (Pvt) Limited 12th Floor, Habib Bank Tower Blue Area, Islamabad
copy to:	Director Engineering Suite no 211, The Plaza, Clifton, Karachi

20 WAIVER

The waiver of any breach of any term or condition of this Agreement shall not be a waiver of any other breach of the same or any other term or condition of this Agreement. No waiver shall be valid unless it is in writing and signed on behalf of the Party making the waiver.

21 MODIFICATIONS

No modification or amendment of this Agreement shall be valid unless it is in writing and singed on behalf of the Parties.

22 ENTIRE AGREEMENT

This Agreement represents the entire understanding of and agreement between the Parties in relation to the matters dealt with in it. It supersedes all previous provisions undertakings and agreements whether oral or written relating to those matters.

23 GOVERNING LAW

This Agreement shall be subject to and construed in accordance with, the laws of the Islamic Republic of Pakistan and TWA and WBL hereby submit to the exclusive jurisdiction of the Courts in Karachi,

24 RULES OF CONSTRUCTION

24.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content.

24.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall

include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

24.3 Except as set forth herein, any right or remedy of TWA or WBL shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

24.4 This Agreement has been fully negotiated between and jointly drafted by the Parties.

24.5 All actions, activities, consents, approvals and other undertakings of the Parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Article, the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of weather a party's performance is reasonable and timely.

25 EXECUTION AND MULTIPLE COPIES

This Agreement shall be executed in two (2) parts in English, and each will have effect as an Original.

For and on Behalf of
Worldcall Broadband Limited

Signature

Name: Tanvir Ahmad

Title: Group Managing Director
Telecom Division, Worldcall Group

For and on Behalf of
Trans World Associates (Pvt) Limited

Signature

Name: Kamran Malik

Title: President & COO

Witnesses:

1. ____________

Name: AHSAN HAMEED MALIK

2. ____________

Name: IFTIKHAR A. CHAUDHRY

ANNEX A

Worldcall Cable System

Site-ID	Sec Name
Site 1	PIDC (Beamount Plaza)
Section 2	The Plaza (WBL) Clifton
Section 3	Asia Pacific Building (Gulistan-e-Jauhar)



OFC Route

WBL's Initial & Co. Stamp: ____________

TWA's Initial & Co. Stamp: ____________

ANNEX B

Specifications of the Cable System

Civil Work, Trenching & Laying Duct Plant

HFC, civil work has undertook all consideration which are vital for Fiber Optic duct installation, duct installation have been studied and used in Worldcall Outside Plant engineering, a dedicated staff and department has been appointed with ample amount of working experience in telecom OSP fields.

Trench Specification and PE installation are as follows:



Warning Tape
Natural Soil Level
30CM
3rd Layer
30CM
2nd Layer
Bricks
1st Layer
30CM
10CM
10CM
Duct
Soft Sand
40CM

Trench with Duct

Any other information (Technical Specification) so requested by TWA will be provided by WBL in due course of time, such information shall be treated as confidential by TWA.

Concrete Work (Man Hole & Hand Hole)

The standard Man hole and Hand holes are strictly quality checked by QoS department and following design are dominantly used in HFC network.

STANDARD TYPES OF MANHOLES & HANDHOLES						
NUMBER OF DUCT HOLE ENTERIES (90 mm)	HAND HOLE TYPE	MEASUREMENT INSIDE (cm)			CONCRETE STRENGTH (PSI)	
		LENGTH	WIDTH	HEIGHT	FROM	TO
2 – 4	1	75	75	90	2400	2800
2 – 4	2	130	90	100	2600	3000

WBL's Initial & Co. Stamp: ______

TWA's Initial & Co. Stamp: ______

The available site space would determine the sizes of concrete structure, the design specification are subject to the site requirement and it varies dimension time to time. Different agencies development work would not greatly harm to concrete structures. 100 % hand holes and manholes will be inspected to check that the concrete structures and covers are without any damage to avoid garbage dumping.

Fiber Optic Domain

1. Cable Installation Procedure

Duct Installation
Fiber Optic cable shall be pulled and installed inside the one of marked duct, select appropriate location for cable drum storage, manage all manual and mechanical means before lifting the drum from ware house, prepare all respective hand hole entries and get rope clearance each of hand hole passing through the fiber, after successful installation immediately seal all pock out of duct and store slack inside the hand hole, after completion sand filling shall safe all your effort, inspection and visit frequency 100 %, prepare record and report of duct and cable findings.

Cable Bend Radius
Inspect Cable Bend Radius to ensure that manufacturer's minimum cable bend radius is not violated at points where the cable turns (manholes, hand holes, pull points, duct route, closure entries, transitions to aerial). Inspection Frequency: 10% of manholes, hand holes, pull points, pedestals, and storage locations for proper bend radius.
Record/Report findings of compliance.

Ducts and Inner-ducts
Inspect the duct or Pipe to ensure that the "fill ratio" does not exceed 50%.
Inspect continuous duct in manholes to ensure it is attached to racks without violation of cable bend radius and in accordance with locally prescribed standards. Inspect that cable is covered by sand or split duct in the existing WBL network.
Inspect that the cable is pulled through continuous duct between hand hole and manholes in the new extension route to be deployed by WBL to TWA cable station.
Inspection Frequency: 10% of manholes/hand holes should be inspected for
Duct requirements on the existing WBL network and 100 % on the new extension route to be deployed by WBL to TWA Cable Station. Record/Report findings of compliance.

Bonding & Grounding
Inspect the installation for proper external grounding (less than 10 OHMS) of all splice closures, to ensure the closure is grounded to the manhole or hand hole ground, and whether that ground is properly grounded.
No closures will be opened to determine whether the cable is properly attached to internal closure grounding components and whether the internal components are connected to external grounding components. Inspection Frequency: 100% of closures shall be inspected for external grounding. Record/Report findings of compliance.

Splice Closures and Slack Storage
Inspect splice point slack to ensure enough slack remains to bring the closure out of the manhole, hand hole, or pedestal and into a convenient work area, such as a tent or splice vehicle. Inspect slack loops to ensure the cables do not exceed the recommended minimum bend radii. Inspection Frequency: 100% of splice locations and 10% of slack storage locations shall be inspected for slack storage techniques. Record/Report findings of compliance.

Documentation
Check installer's documentation to ensure it annotates the exact location of all splice points. Check installer's documentation to ensure it annotates the sheath mark at manholes, hand holes, pull points, and pedestals and at every splice location.

Check installer's documentation to ensure it annotates the amount of slack stored in slack loops. Inspection Frequency: 100% of splice locations shall be inspected for location and sheath marks. Spot check sheath mark and slack storage documentation for 10% of manholes, hand holes, pull points, and pedestals.
Record/Report findings of compliance.

Cable Bend Radius
Inspect Cable Bend Radius to ensure that manufacturer's minimum cable bend radius is not violated at points where the cable turns (manholes, hand holes, pull points, duct route, closure entries).
Inspection Frequency: 10% of manholes, hand holes, pull points, pedestals, and storage locations for proper bend radius.
Record/Report findings of compliance.

Cable Exposure
Inspect that no cable is exposed along route.
Inspect that no cable is exposed at transition points, such as approaches to hand holes, manholes, and poles.

Documentation
Check installer's documentation to ensure it annotates the amount of slack stored in slack loops. Inspection Frequency: 100% of splice locations shall be inspected for location and sheath marks. Spot check sheath mark and slack storage documentation for 10% of manholes, hand holes, pull points, and pedestals.
Record/Report findings of compliance.

Cable Routing & Fire Safety
Inspect Cable Bend Radius to ensure that manufacturer's minimum cable bend radius is not violated at points where the cable turns (fiber entrance cabinets, duct entrances, hardware entrances, ladder racks, etc.).
Inspect cable routing to ensure the cable is not deformed, pinched, or otherwise compressed by other cables, securing straps, or sharp edges.
Inspect cable entrance to ensure that no more than 50 feet of non-fire rated outside plant cable is routed within a building unless enclosed within a rigid metal conduit or EMT. Otherwise, the OSP cable must be transitioned to a flame-rated cable within 50 feet of its entrance to the building. Inspect all indoor cable to ensure that flame-rated cable is used solely within the confines of its rated application or a less restrictive application (for instance riser rated cable used in riser or general application only – not in a plenum environment). Inspect the deployment of cables to ensure that they comply with all local codes and standards. Inspection Frequency: 100% of inside plant cabling shall be inspected for compliance with fire & safety codes. Record/Report findings of compliance.

Hardware Installation
Inspect that all hardware is properly mounted into frames per manufacturer's recommendations. Inspect each cable end to ensure the cable is properly strain-relieved to minimize risk to the fibers from accidental pulling on the cable or natural expansion/contraction effects.

Inspect each cable with rigid components (central members, rods, armor, etc.) to ensure the rigid components cannot damage the fibers in case of mechanical agitation or expansion/contraction effects.

Inspect each cable end to ensure it properly terminated per manufacturer's recommended procedures for both the cable and the hardware to which it is attached. Inspection Frequency: 100% of cable ends shall be inspected for compliance. Record/Report findings of compliance.

Rack Grounding
Inspect that all fiber-related racks are properly grounded to the building ground.

- Looped (uncut) fibers should be able to be stored in the fiber organizer.

f) The patch panel shall provide the patching of pigtail patch cord. Patch cord panel trays shall be used to store connectorized pigtails and patch cords connected to adapters pre-mounted on the trays. The shelf and its components shall withstand storage temperature of -30°C to 60°C. All types of connector adapters shall be mountable on the trays. The adapter should be positioned in such a way that risk of exposure to laser light to the installer is minimized. Side patching in the trays shall be preferred. The adapters shall allow easy access to connectors on both sides.

Optical Connectors

a) All the offered optical connectors to TWA shall be of FC/PC type.

b) The measurement method for the loss per connection shall be explained.

c) The connector shall have a reasonably good ability to withstand tension.

d) The optical tails shall be protected by a cover against mechanical damage.

e) The connectors shall have the following requirements:

Connect Loss	: < 0.3 dB
Reflection Coefficient	:< - 40 dB
Lifetime	:>1000 insertions & removals.

Patch Cables

a) Patch cables are flexible single mode optical fiber cables, which shall comply with the latest ITU-T Rec. G.652 (all).

b) Patch Cables shall have FC/PC connectors

c) All optical patch cords as required shall be supplied by the bidder as installation material.

O/F CABLE UNIVERSAL JOINT ENCLOSURE

i) **General**

a) Following two types of enclosure would be required:
- Type A – Universal joint enclosure intended for upto three (3) cables and a total of upto forty-eight (48) spliced joints capacity.
- Type B – Universal joint enclosure intended for upto four (4) cables and a total of upto ninety-six (96) spliced joints capacity.

b) Universal joint enclosures shall be installed either in manholes or direct buried. The universal joint enclosure may be exposed to severe environmental conditions such as high temperatures and corrosive ground water.

c) The optical universal joint enclosure shall:
- Completely restore the sheath integrity of the cables.
- Provide a hermetically sealed interior environment.
- Provide secure storage for the fiber splices.
- Be re-enterable several times and replaceable without interrupting service and by the use of standard jointer tools.
- Provide for the segregation of system hierarchies.

d) The enclosure system shall include all necessary parts to complete the joint. This will comprise all components to protect and store the spliced fiber, store excess fibers, provide sheath continuity, anchor the strength member(s) and secure the cable sheath. If support is required to install the enclosure on manhole cable bearers this shall also be included in the kit.

e) The design of the universal joint enclosure shall be such that one skilled technician can safely manage its installation.

WBL's Initial & Co. Stamp: ____________

TWA's Initial & Co. Stamp: ____________

f) The enclosure shall be sufficiently sturdy to withstand typical installation and operation and handling without damage.

g) The universal joint enclosure system shall be designed, manufactured and packaged so that exposure to the environmental conditions of Pakistan during storage, transport, installation and the environmental conditions to be expected during the transition period outside Pakistan. It shall not degrade the characteristics of the universal joint enclosure. The environmental conditions may include ambient air temperature variations from -10°C to +55°C. In addition direct solar radiation is known to increase the temperature of metallic outside plant to +70°C.

h) The enclosure shall be designed and constructed for am minimum life expectancy of over 20 year under these environmental conditions.

Enclosure

a) The universal joint enclosure may be of one of the following designs:
   - Two clamping shell halves, separating along the entry line of cables.
   - A one- or two-piece shell, clamping around circular end plates. The end plates shall separate along the cable entry line. The end plates may have predrilled holes or be drilled during installation. The cable entries and the shell shall be sealed with heat shrink sleeves or a gasket material. The shell and its end plates shall be made of non-metallic material.
   - A butt splicing enclosure of dome base type. The enclosure shall be sealed by use of heat shrink sleeve or a clamp device with a rubber gasket. The cable entries shall be sealed with heat shrink sleeves. The enclosure shall be made of non-metallic material.

b) It shall be possible to match the size of the cable entries of the enclosures to the outer diameter of the cables. A hermetic seal shall be formed when installed according to the manufacturer's instructions.

c) The shell shall contain a mechanism to securely hold the fiber organizer cassettes.

Fiber organizer cassettes

a) Each identical cassette shall have the capacity to secure equal number of fiber splices. Fibers shall be completely retained within the cassette, with no possibility of trapping, pinching or other damage to the fibers during assembling.

b) The cassettes shall accommodate at least 1.5 m of spare fiber on either side of the splice. The design of the cassette shall ensure that the fiber shall not be bent to a radius of less than 30mm.

c) The cassette shall include a mechanism to secure the loose tubes. The connection shall ensure that no movement or strain is induced in the fibers when the cassette is handled.

d) The cassettes shall allow for the connection of fibers between the cassettes.

e) A retaining mechanism shall be provided to secure the splice protection e.g. heat shrinkable and folding type protectors without movement within the confines of the cassette. The retaining mechanism shall be resistant to vibration.

f) It shall be possible to remove splices from the cassette without affecting the remaining splices or fibers.

g) The cassette shall also allow containing and securing mechanical splices used for fiber connection.

Fiber Splice protectors

Fiber splice protectors shall restore the mechanical integrity of the fiber and shall not create any residual forces in the fibers. The protectors may be either a suitable plastic or metal.

Tightness Check Facility

The joint enclosure shall be provided with dry air or nitrogen gas injection facility to check the tightness of joint enclosure at a pressure of 400 gram/cm² after installation at site.

Quality & Workmanship

a) All components of the enclosure shall be of high quality design, workmanship and finish.

b) All components shall be free of pinholes, cracks, sharp edges or other defects which may detract from the service requirements of the enclosure.

c) Manufacturers of the universal joint enclosure kit are required to show evidence that the product has been manufactured according to quality system conforming to ISO 9002.

Commissioning & Testing

Perform spot checks to verify installer's system testing, including OTDR tests and End to End Attenuation testing.

Perform OTDR Tests on 100 % fibers offered to TWA to compare to installer's test results.

Perform OTDR tests on all un-terminated fibers, if the installer did not record OTDR traces on these fibers after installation.

Perform End-to-End Attenuation testing on 100 % fibers offered to TWA terminated and un-terminated fibers, to compare to installer's test results and ensure system operability.
Report all findings outlining contractor test results and verification results. Highlight non-compliant test results.

Post Inspection Report

Provide a detailed report to the customer on the findings of the inspection. The report shall consist of a listing of all sections chosen for inspection and any discrepancies or concerns noted at that location. Discrepancies will carry a notation as to the severity of the issue and whether it requires any corrective action.

Additionally, recommend a corrective action to remedy any discrepancies that require action for system performance or long-term reliability.
This report shall be provided to the customer within 5 business days following completion of the inspection.

Any discrepancies which constitute safety violations or pose an immediate threat to the operational system shall be identified to the customer as soon as possible after they are discovered, without waiting for the formal report to be issued.
Corrected deficiencies should be re-inspected and a final inspection report issues after all discrepancies have been corrected and re-inspected.

WBL's Initial & Co. Stamp: ____________

TWA's Initial & Co. Stamp: ____________

ANNEX C

Approvals obtained by WBL in respect of Cable System

All the right of way approvals are the sole responsibility of Worldcall Broadband Limited, these approvals will be furnished to TWA on written request to WBL, which shall not be unreasonably withheld.

All permissions/NOCs required for inside the building/ site will be the responsibility of TWA.

ANNEX D

Scheduled Delivery Date

WBL shall start and complete the Delivery, Installation, Testing and Commissioning for the offered service without any discrepancy by 01st May 2006. Therefore, the scheduled delivery dates shall be as follows:

PAC	01st May 2006.
FAC	180 days (6 months) after the date of issuance of PAC

ANNEX E

SERVICE LEVEL AGREEMENT (SLA)

SLA

THIS MAINTENANCE AGREEMENT (this "SLA") is entered into this 30th day of March 2006 by and between WBL ("WBL"), and TWA ("TWA").

A. WBL and TWA are party to that certain Fiber Lease Agreement dated 30th March 2006 providing, among other things, a grant by WBL to TWA of right of use in certain fibers in the WBL System. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the lease Agreement.

B. WBL and TWA have agreed in the lease Agreement to enter into this Agreement to provide for the maintenance of Segments of the WBL System.

Accordingly, in consideration of the mutual promises set forth below, and other good and valuable Consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1) WBL shall provide Scheduled and Unscheduled Maintenance, as defined in Section i) herein, on all the Segments under the signed lease on the WBL System on the terms and conditions set forth herein.

i) Routine maintenance and repair of the WBL System or WBL Conduit, as the case may be, shall be performed by or under the direction of WBL. Scheduled maintenance shall include the following activities:

a) Patrol of Segments of WBL System route on a regularly scheduled basis;
b) Maintenance of a "Call-Before-You-Dig" program and all required and related cable locates;
   - Assignment of fiber maintenance technicians to locations along the route of the WBL System or WBL Conduit, as the case may be.

ii) Maintenance and repair of the WBL System, as the case may be, which is not Scheduled Maintenance ("Unscheduled Maintenance") shall be performed by or under the direction of WBL. Unscheduled Maintenance shall consist of:

a) " Emergency Unscheduled Maintenance" in response to an alarm identification by WBL's NCC (as defined in Section (3) below), notification by TWA or notification by any third party of any failure, interruption or impairment in the operation of the WBL System as the case may be.

b) "Non-Emergency Unscheduled Maintenance" in response to any potential Service-affecting situation to prevent any failure, interruption or impairment in the operation of the WBL System or WBL Conduit, as the case may be.

TWA shall immediately report the need for Unscheduled Maintenance to WBL in accordance with clause 4 Table 2. WBL will log the time of TWA's report, verify the problem and will dispatch personnel as early as possible to take corrective action.

(2) It is understood that WBL's maintenance and repair duties under this Agreement shall not include maintenance of TWA's electronics, nor do maintenance and repair duties including replacement of equipment, materials or facilities. The maintenance of electronics and the cost of replacement of equipment, materials and facilities (excluding that provided by WBL under the contract) shall be borne by TWA.

WBL's Initial & Co. Stamp: ________

TWA's Initial & Co. Stamp: ________

(3) WBL shall operate and maintain a Network Control Centre ("NCC") staffed twenty-four (24) hours a day, seven (7) days a week by trained and qualified personnel. WBL's maintenance employees shall be available for dispatch twenty-four (24) hours days, seven (7) days a week. WBL will use reasonable efforts to have its first maintenance employee at site requiring Emergency Unscheduled Maintenance activity as per within 1 (one) hour after the time WBL becomes aware of an event requiring Emergency Unscheduled Maintenance. WBL shall maintain a telephone number to contact personnel at the NCC. WBL's NCC personnel shall dispatch maintenance and repair personnel along the system to handle and repair problems detected in the WBL System or WBL Conduit, as the case may be, (i) through the NCC's remote surveillance equipment, (ii) through the TWA's remote surveillance equipment and upon notification by TWA to WBL, or (iii) upon notification by a third party.

(4) TWA shall utilize and Operations Escalation List, as updated from time to time to report and seek immediate initial redress of exceptions noticed in the performance of the WBL in meeting maintenance service objectives. Following is the current Operations Escalation List:

Escalation with in WBL
Table1

Reporting Level	Reporting Lines	Timeline
Level 1	NMS Centre/Help Desk	Immediate
Level 2	Manager	After 30 Minutes
Level 3	Sr. Manager	After 1 hour
Level 4	GM Technical	after 2 hours

Detail information of Reporting Personnel of WBL
Escalation with within WBL
Table 2

Name	Reporting Level	Cell No.	Function	E-mail Address	Fax No
	Level 1		OFC Manager	ofcmgr@go4b.net.pk	
	Level 2		Sr. Manager OFC	srofcmgr@go4b.net.pk	
	Level 3		GM. Network Operations	gmnetops@go4b.net.pk	
	Level 4		COO	coo@go4b.net.pk	

Names and Contact numbers will be provides later and will become part of this contract.

Escalation within TWA
Table 3

Reporting Level	Reporting Lines	Timeline
Level 1	NMS Centre/Help Desk	Immediate
Level 2	Manager	After 30 Minutes
Level 3	Director Engineering	After 1 hour
Level 4	President & COO	after 2 hours

Detail information of Reporting Personnel of TWA
Table 4

Name	Reporting Level	Cell No.	Function	E-mail Address	Fax No
	Level 1	021-2819839	NMS Centre/Help Desk		021-2818126
	Level 2	0300-8296304	Manager	muneef.rana@twa1.com	021-2818126
	Level 3	0300-8296328	Director Engineer	javed.imam@twa1.com	021-2818126

WBL's Initial & Co. Stamp: ____

TWA's Initial & Co. Stamp: ____

	Level 4	0300-8558225	President & COO	kamaran.malik@twa1.com	051-2871625

The above mentioned list of Names and contact numbers will be updated as and when required.

(5) In performing its services hereunder WBL shall take workmanlike care to prevent impairment to the signal continuity and performance of WBL fiber optic System or WBL Conduit, as the case may be .The precautions to be taken by WBL shall include notification to TWA In addition, WBL shall reasonably cooperate with TWA in sharing information and analyzing the disturbances regarding the fiber optic cable or the WBL Cable, as the case may be, and/or fibers. in the event that any Scheduled or unscheduled maintenance hereunder requires a traffic role or reconfiguration involving cable, fiber, electronic equipment, or regeneration or the facilities of TWA, then TWA shall, at the WBL's reasonable request, make such personnel of TWA available as may be necessary in order to accomplish such maintenance, which personnel shall coordinate and cooperate with WBL in performing such maintenance as required of WBL hereunder.

(6) WBL shall use its best effort to notify TWA ten (10) days prior to the date of any Schedule Maintenance. In the event that scheduled Maintenance is canceled or delayed for what ever reason as previously notified, WBL shall notify TWA at WBL's earliest opportunity, and will comply with the provisions of the previous sentence to reschedule any delayed activity.

(7) WBL shall maintain Segments(s) in a manner which will permit normal operation of the equipment associated with each Segment.

(8) WBL shall perform appropriate scheduled Maintenance on the Cable and WBL Cable in accordance with WBL's then current preventative maintenance procedures, which shall not substantially deviate from industry practices

(9) TWA will perform all maintenance on TWA's equipment.

(10) In no event shall TWA attempt to open the pipe or other facility in which the WBL Conduit is encased.

(11) Subject to the provisions of the Section (12) hereof , WBL shall maintain the cable ,and the WBL cable, as a case may be , in good and operable condition and shall repair the cable and the WBL cable ,as the case may be in a workmanlike manner pursuant to Section (15) hereof.

(12) WBL shall have qualified representative on site any time WBL has knowledge that another person or entity is crossing the Cable or WBL Cable, as a case may be or digging within five (5) feet of the Cable or WBL Cable as a case may be.

(13) WBL maintenance employees shall be responsible for correcting and repairing cable discontinuity or damage, including but not limited to, Emergency Unscheduled Maintenance of the Cable or WBL Cable, as the case may be. WBL should use reasonable efforts to repair Cable traffic-affecting discontinuity within two (2) hours after the WBL maintenance employee's arrival at the problem site. WBL shall maintain sufficient capability to teleconference with TWA during an Emergency Unscheduled Maintenance in order to provide continuous communication. With in twenty - four (24) hours after completion of an Emergency Unscheduled Maintenance, WBL shall commence its planning for permanent repair, shall notify TWA of such plans, and shall implement such permanent repair within an appropriate time thereafter. Restoration of open fibers on fiber strands not immediately required for service shall be completed on a mutually- agreed – upon schedule. If the fiber is required for immediate service, the repair shall be scheduled for the next available Planned Service Work Period (PSWP) weekend;

WBL's Initial & Co. Stamp: ____________

TWA's Initial & Co. Stamp: ____________

(14) WBL shall comply with the Splicing Specifications as provided in Annex F to the lease Agreement. WBL shall provide to TWA any modifications to these Specifications for TWA's approval, which shall not be unreasonably withheld.

(15) WBL's representatives those are responsible for initial restoration of a cut cable shall carry on their vehicles the appropriate equipment to be able to quickly put the cut cable back together using a temporary splice. The objective is to get the cut cable back in an operating condition in as little time as possible .WBL shall also maintain an inventory of spare cable in storage facilities supplied and maintained by WBL at strategic locations to facilitate timely restorations.

(16) Scheduled Maintenance which is reasonably expected to produce any signal discontinuity must be coordinated between the parties .Generally, this work should be scheduled after midnight and before 6:00 am. Local time .Major system work such as cable rolls and hot cuts will be scheduled for PSWP weekend. A Calendar showing approved PSWP weekends will be agreed upon in the last week of every quarter for the quarter to come. The intent is to avoid jeopardy work on the first and the last weekends of the month and high traffic holidays.

(17) WBL shall use its best efforts to respond to any interruption of services a failure of the fibers to perform in accordance with the specifications in Annex F (in any event ,an "outage") as quickly as possible in accordance with the Procedures set forth herein. In the event the Outage is not cured within twelve (12) hours, Emergency Unscheduled Maintenance may be performed by TWA ("TWA Emergency Unscheduled Maintenance"), provided that the parties have agreed in writing prior to such outage as to the emergency operational procedures, notifications and other limitations applicable to such TWA Emergency Unscheduled Maintenance. The written agreement regarding TWA Emergency Unscheduled Maintenance shall provide among such other terms as the parties may agree upon, that (i) TWA may access any part of the WBL System or WBL conduit, as the case may be, to perform such service subject to underlying real property or other contractual rights applicable to any such location; (ii) in the event TWA requires WBL personnel to unlock any facility, WBL shall cooperate fully with TWA to allow TWA access; and (iii) in those parts of the WBL system or WBL Conduit, as the case may be that TWA does not require WBL personnel to enter WBL facilities, TWA shall provide WBL with oral notification of those parts of WBL System or WBL Conduit, as the case may be, that were entered as soon as possible. TWA shall only use the preceding rights to enter the WBL system or WBL Conduit, as the may be, to the extent necessary for the emergency situation and in a manner consistent with the written agreement of the parties pertaining thereto. WBL shall reimburse TWA its costs, hereof, of providing such TWA Emergency Unscheduled Maintenance. TWA shall provide supporting documentation for costs.

(18) When restoring a cut cable in the WBL system, the parties agree to work together to restore all traffic as quickly as possible. WBL, immediately upon arriving on the site of the cut, shall determine the course of action to be taken to restore the cable and shall begin restoration efforts.

(19) Emergency restoration splicing has as its goal to get service up as quickly as possible. This requires the use of some type of mechanical splice, such as the "**3M Fiber Lok**" to complete the temporary restoration. Permanent restorations will take place as soon as possible after the temporary splice is complete.

(20) If at any time it becomes apparent that an outage is going to extend beyond three (03) hours, the corresponding representative of each company will work together to determine a plan to restore the cable or WBL cable, as the case may be.

(21) In the event all or any part of the WBL system, as the case may be, shall require replacement as a result of the negligence acts or omissions of a party (without contribution to such negligence by the other party) or intentional misconduct of party, its agents or subcontractors. Such replacement shall be made by WBL at the earliest possible time, at

WBL's Initial & Co. Stamp: ____________

TWA's Initial & Co. Stamp: ____________

the sole cost of the party hereto which is responsible, directly or by delegation, for such negligence or intentional misconduct. In the event all or any part of the WBL system or WBL conduit, as the case may be, shall at any time during the term be found to have not been designed, built, installed or constructed in material accordance with the provisions of the 'Lease Agreement' and TWA reasonably demonstrates that such noncompliance materially and adversely affects the expected economic life of or operating specification of the fibers, then WBL shall within ninety (90) days after such discovery, at its sole cost and expense, correct such defect.

(22) WBL may subcontract for maintenance and restoration services hereunder. Notwithstanding any other provisions of this agreement, WBL shall require the subcontractor(s) to meet maintenance and repair standard for the WBL system, as the case may be, which shall be at least as high as those standards utilized by WBL for the maintenance and repair of other portions of its communications systems. The use of any such subcontractor shall not relieve WBL of its obligations hereunder. In the event WBL determines to subcontract for a period exceeding sixty (60) days any substantial portion of its maintenance or restoration work on the WBL system or WBL conduit as the case may be it shall give TWA the opportunity to perform such work if TWA agrees to match the rates offered for such work by a mutually approved qualified vendor.

(23) Except as provided in the operations escalation list, all notices and communications concerning this agreement shall be addressed to the other party as follows:

If to WBL: General Manager Technical
Worldcall Broadband Limited
Suite 317, The Plaza, G-7 Block-9
Clifton Karachi, 75600

With a copy to: Executive Director/Chief Operating Officer
Worldcall Broadband Limited
Suite 317, The Plaza, G-7 Block-9
Clifton Karachi, 75600

If to TWA: Director Engineering
Transworld Associates (Pvt) Ltd
Suite 211, The Plaza,
Clifton, Karachi, Pakistan

With a copy to: President & COO
Transworld Associates (Pvt) Ltd
12th Floor, HBL Towers, Jinnah Avenue
Blue Area, Islamabad, Pakistan

or at such other address as may be designated in writing to the other party.

Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified Pakistan postal Mail/urgent Mail (TCS/Speedex/OCS), postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered upon confirmation of send by overnight delivery service, or three (3) days after deposit in the mail when send by Pakistan postal mail.

(24) If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this agreement, the remainder of this agreement shall not be affected thereby and each term, covenant or condition of this agreement shall be valid and enforceable to the fullest extent permitted by law.

(25) All other terms and conditions as defined in 'Lease Agreement' including confidentiality assignment and DARK FIBER transfers, Fees and costs limitation of liability, force Majeure, Default, Arbitration, Wavier, transfer of the contract, Governing law, rules of

construction, entire agreement; amendment, no personal liability, conflicts of interest, relationship of the parties, late payments, and third party warranties, is applicable to this SLA as well.

(26) Penalties/service charges performance discount on Delay in Fault Rectification

Once the service is affected and reported to WBL, the restoration must be made in the agreed time schedule to avoid penalties/service charges performance discount as defined below for section break down & no services between two nodes respectively.

Section Break Down:
Section break down means when one route is affected but still the service is not affected due to ring topology. See the below diagram

X: Services down due the optical fiber problem.


Node 3
Node 4
Node 2
Node 1

WBL's Initial & Co. Stamp:

TWA's Initial & Co. Stamp:

Penalties/service charges performance discount on delay fault rectification for section break down

Cumulative Downtime in any calendar Month	Compensation equivalent to prorated services charges
Up to 3 Hours	NIL
4 hours to 6 hours	Five percent (5%) of the monthly maintenance charges would be deducted
6 hours to 12 hours	10 percent (10%) of the monthly maintenance charges would be deducted
More than 12 hours	15 percent (15%) of the monthly maintenance charges would be deducted

No Service between two Nodes:-

No service between two nodes means when both routes are affected and no service is available between two nodes. See the below diagram

X: Service down due the optical fiber problem.


Node 3
Node 4
Node 2
Node 1

Penalties/service charges performance discount on Delay Fault Rectification for No Service Between two Nodes

No service between Two Sites			
Serial No.	**Monthly Availability Rate in %**	**Monthly service Down time b/w any link**	**Penalties Fee**
1	100	0 Minutes	None
1	99.97	13 Minutes	Ten Percent (10%) of the Monthly maintenance charges would be deducted
2	Less than 99.90	43 Minutes	Fifteen percent (15%) of the monthly maintenance charges would be deducted
3	Less than 99.50	216 Minutes	Twenty percent (20 %)of the monthly maintenance charges would be deducted
Note: "No service" mean when no physical media connectivity (Fiber cable) available on both routes in ring for existing sites			

WBL's Initial & Co. Stamp: ____

TWA's Initial & Co. Stamp: ____

ANNEX F

Specifications for Optical Fiber and Extensions

Corning SMF-28e is the most demanded optical fiber in the world, Worldcall Broadband Ltd, is the first Telco operator in Pakistan who introduce SMF-28 enhanced version of trusted Corning brand. SMF-28e fiber is most advanced communication application worldwide by evolving networks to higher level of performance capability. SMF-28e fiber enables flexible networks that can operate throughout the Single Mode fiber operating window (1300 nm – 1650 nm). SMF-28e conforms to the major optical fiber industry standards including ITU-T G.652 (Categories A, B, C & D), IEC 60793-2-50 (type B 1.1 & 1.3) and TIA/EIA-492 CAAB fiber.

For more information, please see attached Product Information,

Corning® SMF-28e® Optical Fiber
Product Information


CORNING
Optical Fiber


1970
today

Evolving Networks Now

At Corning Optical Fiber, we are continually pushing single-mode fiber to new performance levels. Building on our leadership position in the optical fiber industry, Corning is evolving our already formidable products to meet customer requirements like never before. As the first manufacturer to upgrade standard single-mode fiber worldwide, we're providing our customers with greater value today and in the future. Corning® SMF-28e® optical fiber is:

- Corning's standard single-mode fiber offering, delivering optimized capability, network design flexibility and confidence in long-term performance
- The world's most widely demanded full-spectrum fiber
- In compliance with or exceeding the industry's most stringent requirements, including:
  - ITU-T G.652 (all tables)
  - IEC Specifications 60793-2-50 Type B1.3
  - TIA/EIA 492-CAAB
  - Telcordia's GR-20
- The industry leader in comprehensive standard single-mode fiber specifications

As Corning's premier standard single-mode fiber, SMF-28e fiber is one in a long line of optical innovations. Corning SMF-28e optical fiber is expanding the capability of the world's most dynamic metropolitan and access networks.

WBL's Initial & Co. Stamp:

TWA's Initial & Co. Stamp:

Building on a Solid Foundation

Corning SMF-28e fiber has the same reliability, splicing performance and easily strippable coating that customers have trusted in Corning® SMF-28® fiber, the long-standing industry benchmark for quality and performance. SMF-28e fiber offers enhanced capabilities and specifications, while providing full compatibility and interoperability with legacy standard single-mode networks.

Our 30 years of experience is reflected in this evolution of standard single-mode fiber, which not only meets and exceeds the highest industry standards, but also provides an excellent combination of optical, environmental, dimensional and mechanical specifications.

Confidence for Today and the Future

SMF-28e is optimized for metropolitan and access networks that support all broadband applications, fiber to residential buildings, dedicated business access and interoffice transport. SMF-28e fiber has been a qualified product offering since 2001 and has been successfully deployed in communications networks worldwide, proving its performance capabilities in diverse applications.

As the ideal fiber choice for rapidly growing and dynamically changing metropolitan and access networks, SMF-28e fiber provides immediate value to the customer. It is one of the easiest fibers to handle and install because of its world-class geometry, CPC® coating technology and handling specifications. Additionally, its full-spectrum capability enables flexible network designs, increases fiber capacity and prepares network infrastructures for emerging technologies and architectures.

Corning® Optical Fiber – The Measure of Trust

Corning's Service Advantage

Corning Optical Fiber delivers the world's most comprehensive package of innovative products and services, including:

- Worldwide sales support and door-to-door customer service
- Full range of fibers and special order capabilities
- Specialized support from technical experts
- Extensive fiber delivery capabilities with proven success rates
- Real-time, Web-based customer information
- Dedicated account support for our long-term supply customers
- Fiber support services and technical information for end-customers

At Corning Optical Fiber, we strive to provide the best possible customer service and technical support – before, during and after the sale. As a customer, you'll benefit from our established and extensive support infrastructure that's ready to meet your specific needs.

Corning's Product Advantage

Our enhanced, dual acrylate CPC® coatings provide excellent protection. Designed to be mechanically stripped, with an outside diameter of 245 μm, they are optimized for many single- and multi-fiber cable designs, including loose tube, ribbon, slotted core and tight buffer cables.

Corning is committed to product excellence and meeting the evolving needs of our customers. As updates to fiber characteristics or performance specifications become available, they will be posted on the Corning Optical Fiber website at www.corning.com/opticalfiber.

WBL's Initial & Co. Stamp: ____

TWA's Initial & Co. Stamp: ____

Optical Specifications

Fiber Attenuation

Maximum Attenuation

Wavelength (nm)	Maximum Value* (dB/km)
1310	0.33 – 0.35
1383**	0.31 – 0.35
1550	0.19 – 0.20
1625	0.20 – 0.23

*Maximum specified attenuation value available within the stated ranges.
**Attenuation values at this wavelength represent post-hydrogen aging performance.
Alternate attenuation offerings available upon request.

Attenuation vs. Wavelength

Range (nm)	Ref. λ (nm)	Max. α Difference (dB/km)
1285 – 1330	1310	0.03
1525 – 1575	1550	0.02

The attenuation in a given wavelength range does not exceed the attenuation of the reference wavelength (λ) by more than the value α.

Attenuation with Bending

Mandrel Diameter (mm)	Number of Turns	Wavelength (nm)	Induced Attenuation* (dB)
32	1	1550	≤0.50
50	100	1310	≤0.05
50	100	1550	≤0.05
60	100	1625	≤0.05

* The induced attenuation due to fiber wrapped around a mandrel of a specified diameter.

Point Discontinuity

Wavelength (nm)	Point Discontinuity (dB)
1310	≤0.05
1550	≤0.05

Cable Cutoff Wavelength (λ_{ccf})

$\lambda_{ccf} \leq 1260$ nm

Mode-Field Diameter

Wavelength (nm)	MFD (µm)
1310	9.2 ± 0.4
1550	10.4 ± 0.5

Dispersion

Wavelength (nm)	Dispersion Value (ps/nm·km)
1550	≤18.0
1625	≤22.0

Zero Dispersion Wavelength (λ_0): 1302 nm ≤ λ_0 ≤ 1322 nm
Zero Dispersion Slope (S_0): ≤ 0.089 ps/(nm²·km)

Polarization Mode Dispersion (PMD)

	Value (ps/√km)
PMD Link Design Value	≤0.06*
Maximum Individual Fiber	≤0.2

*Complies with IEC 60794-3: 2001, Section 5.5, Method 1, September 2001.

The PMD link design value is a term used to describe the PMD of concatenated lengths of fiber (also known as PMD_Q). This value represents a statistical upper limit for total link PMD. Individual PMD values may change when cabled. Corning's fiber specification supports network design requirements for a 0.5 ps/√km maximum PMD.

Dimensional Specifications

Glass Geometry

Fiber Curl	≥ 4.0 m radius of curvature
Cladding Diameter	125.0 ± 0.7 µm
Core-Clad Concentricity	≤ 0.5 µm
Cladding Non-Circularity	≤ 0.7%

Coating Geometry

Coating Diameter	245 ± 5 µm
Coating-Cladding Concentricity	<12 µm

Environmental Specifications

Environmental Test	Test Condition	Induced Attenuation at 1310 nm/1550 nm/1625 nm (dB/km)
Temperature Dependence	-60°C to +85°C*	≤0.05
Temperature Humidity Cycling	-10°C to +85°C* up to 98% RH	≤0.05
Water Immersion	23° ± 2°C	≤0.05
Heat Aging	85° ± 2°C*	≤0.05

*Reference temperature = +23°C

Operating Temperature Range: -60°C to +85°C

How to Order

Contact your sales representative, or call the Optical Fiber Customer Service Department:
Ph: 607-248-2000 (U.S. and Canada)
+44-1244-287-437 (Europe)
Email: [illegible]
Please specify the fiber type, attributes and quantity when ordering.

Mechanical Specifications

Proof Test

The entire fiber length is subjected to a tensile stress ≥ 100 kpsi (0.7 GN/m²)*.
*Higher proof test levels available.

Length

Fiber lengths available up to 50.4* km/spool.
*Longer spliced lengths available.

Performance Characterizations

Characterized parameters are typical values.

Core Diameter	8.2 µm
Numerical Aperture	0.14 *NA is measured at the one percent power level of a one-dimensional far-field scan at 1310 nm.*
Zero Dispersion Wavelength (λ_0)	1313 nm
Zero Dispersion Slope (S_0)	0.086 ps/(nm²·km)
Refractive Index Difference	0.36%
Effective Group Index of Refraction (N_{eff})	1310 nm: 1.4677 1550 nm: 1.4682
Fatigue Resistance Parameter (N_d)	20
Coating Strip Force	Dry: 0.6 lbs. (3N) Wet, 14-day room temperature: 0.6 lbs. (3N)
Rayleigh Backscatter Coefficient (for 1 ns Pulse Width)	1310 nm: -77 dB 1550 nm: -82 dB

Formulas

Dispersion

$$\text{Dispersion} = D(\lambda) \approx \frac{S_0}{4}\left[\lambda - \frac{\lambda_0^4}{\lambda^3}\right] \text{ps/(nm·km)},$$

for 1200 nm ≤ λ ≤ 1625 nm

λ = Operating Wavelength

Cladding Non-Circularity

$$\text{Cladding Non-Circularity} = \left[1 - \frac{\text{Min. Cladding Diameter}}{\text{Max. Cladding Diameter}}\right] \times 100$$

Corning Incorporated
[illegible]

One Riverfront Plaza
Corning, NY 14831
U.S.A.

Ph: [illegible] (U.S. and Canada)
[illegible] (International)

Fx: [illegible] (U.S. and Canada)
[illegible] (International)

Email: [illegible]

Europe

Ph: [illegible] (U.K., Ireland, Italy, France, Germany, The Netherlands, Spain and Sweden)
[illegible] (All Other Countries)

Fx: [illegible]

Asia Pacific

Australia
Ph: [illegible]
Fx: [illegible]

Indonesia
Ph: [illegible]
Fx: [illegible]

Malaysia
Ph: [illegible]
Fx: [illegible]

Philippines
Ph: [illegible]
Fx: [illegible]

Singapore
Ph: [illegible]
Fx: [illegible]

Thailand
Ph: [illegible]
Fx: [illegible]

Latin America

Brazil
Ph: [illegible]
Fx: [illegible]

Mexico
Ph: [illegible]
Fx: [illegible]

Venezuela
Ph: [illegible]
Fx: [illegible]

Greater China

Email: [illegible]

Beijing
Ph: [illegible]
Fx: [illegible]

Hong Kong
Ph: [illegible]
Fx: [illegible]

Shanghai
Ph: [illegible]
Fx: [illegible]

Taiwan
Ph: [illegible]
Fx: [illegible]

Annex G

Fiber Optic System Passive Link Loss Budgeting

Worldcall Dark Fiber Optic Link Connectivity for Transworld Association (TWA-1).

	No	dB Loss
Fiber Loss @ 1550, ref. SMF	[redacted]	0.18
Connector Loss, SC/PC (ODF-ODF)	2	0.2
Span Fusion Splice Loss	1	0.05
Start/End Splice	1	4
Margin, EIA/TIA 568 Std.		2
Max. Fiber Optic Cable Drum Length		4,000
Total Connector Loss	0.4	0.40

Total Connector Loss	0.40	/link

Termination Sites (From-To) Sections	Fiber Route Length (meters)	Fiber Loss @ 1550 nm	SC/PC Connector Loss	No. of Splices	Fusion Splice Loss- (dB)	Link Margin (dB)	Total Passive Link Loss @ 1550nm
TWA CABLE STATION TO WBL	35,851	6.45	0.40	18	0.900	2	9.75
WBL TO ASIA PACIFIC	37,938	6.82	0.40	18	0.900	2	10.12
ASIA PACIFIC TO TWA CABLE STATION	40,300	7.20	0.40	20	1.000	2	10.60
TOTAL LENGTH	114,089						

WBL's Initial & Co. Stamp:

TWA's Initial & Co. Stamp:

Annex H

Acceptance Testing Procedures

Guide Lines:

1. **Link Inspection & Verification**
   - Check all access point and have visit of link route
   - Check & verify Hand holes and slack fiber
   - Check all hand holes and man holes
     a. the structure is without any damage.
     b. ensure that undamaged covers are available.
     c. No garbage is dumped inside.
   - Mark each hand hole with slack and fiber joint (enclosure)
   - Take Route drawing marking offset of the network.

2. **Hand Hole and Joint pits inspection & verification**
   - Check all hand holes and slack cable
   - Verify hand hole Pocket out sealing
   - Inspect sand fill level inside hand hole
   - Mark vital hand hole with joint enclosure.
   - Test grounding resistance (less than 10 OHMS).
   - Take reference addresses of the hand hole
   - Inspect each hand hole 100 % frequency

3. **Building's Zero Man Hole / Hand Hole Inspection & Verification**
   - Demarcate building's entry point
   - Select best possible route to roof top, (conduit/cable)
   - Inspect man hole / hand hole before fiber installation
   - Take note of every on-ground attributes

4. **ODF Inspection & Verification inside (TWA Cable Station /Points of Presence)**
   - ODF (Rack Mountable) position shall be finalized by TWA representative
   - TWA would Suggest fiber safe route and location for ODF
   - Avoid congested locations and route of fiber & ODF

5. **Splicing & Termination record & report**
   - Track every joint and enclosure outside the link
   - Mark cable, loose tube and fiber color for utilization
   - Record and report each splice point with respected loss
   - Take splice joint and hand hole position with reference add.

6. **Link Test and OTDR Report**
   - Take OTDR test after 3 hours of the installation
   - Testing shall be carry out on 1310nm & 1550nm
   - Mark reflective and non-reflective events in the link
   - Test shall be carry out at both side of the link
   - Trace should be save in project file
   - Report splicing nonlinearities immediately after the test

7. **Power Meter report**
   - After successful OTDR testing, Power measurement shall be carry out on dual wavelength.
   - Variable attenuation shall be employed for link sensitivity
   - Report shall be compliance to the required link loss.

8. **Final OTDR Traces**

- After commissioning and testing final trace shall be officially hand-over to TWA with provisional acceptance certificate.

9. **Documentation**

- Link route details and fiber link activity shall be documented
- WBL to provide factory test results conforming to ITU-T G.652 standards of the optical fibers to TWA.
- All Provisional Acceptance Certification and test result shall be submitted to TWA with dual signature of WBL and TWA designated staff.

Link's Provisional Acceptance

Above all stated specifications and requirements shall constitute the Provisional Acceptance of the link (site). Upon successful completion of following activities the Preliminary Acceptance of link could be issued:

1. After successful installation and termination of Fiber Optic cable inside the TWA Cable Landing Station (6-core) and Points of Presence (2-core).
2. Installation & Commissioning of Optical Distribution Frame (ODF) with standard accessories.
3. Successful completion of OTDR & Power Meter tests between sites according to the required link budget and performance criteria.
4. Link establishment and Optical Talk Set transmission shall make the site eligible for active transmission.

TWA shall either issue the Provisional Acceptance certificate or discrepancies according to the agreement, if any, within 7 days from receipt of Provisional Acceptance Report. Provided the discrepancies are non-service affecting, the PAC shall not be withheld on the written assurance of WBL that for their remedy within an agreed timeframe.

Link's Final Acceptance

A Certificate of Final Acceptance (FAC) shall be issued by TWA after One Eighty Days (6 months) of the issuance of PAC on satisfactory performance of the network as per the contract.

ANNEX I

Price for Services

The Dark Fiber Charges shall be paid by TWA to WBL in accordance with the following schedule:

The total prices payable by Trans World Associates to WBL for the services offered are as follows:-

IRU Charges, including all expenses **PKR 35,400,000/-**

Single-Pair Single Mode Dark Fiber Lease for period of 20 years
As per Para 1 of this Contract

In words: Thirty five million and four hundred thousand Rupees

Annual Maintenance **PKR 1,770,000/-**

Annual Maintenance for the sites connectivity is 5% (Five percent) of the total contract value

In words: One Million Seven Hundred Seventy Thousand Rupees

One Time Installation Charges (Per Site)

Fiber installation, Termination and commissioning services with standard optical accessories (@ PKR 120,000 per site)
Total Cost Four (04) Sites **PKR 480,000/-**

In Words: Four hundred and Eighty Thousand Rupees

Payment Terms

- WBL shall furnish an Irrevocable Performance Bond in the form of a Bank guarantee for a sum of PKR 3,588,000/- (Rupees Three Million Five Hundred Eighty Eight Thousand Only).

- WBL shall provide an insurance guarantee from either of the two known respectable insurance companies namely Adamjee Insurance or EFU Insurance and Shaheen Insurance as a co-insurer for the 50% amount of the contract value i.e. PKR 17,940,000/- (Rupees Seventeen Million Nine Hundred and Forty Thousand Only) in lieu of the Mobilization Advance. The total amount of this mobilization advance shall be recovered from the progress and final payments made to this WBL. This 50% Mobilization Advance payment to WBL will be made after WBL has assigned exclusive right of use of One (1) dark fiber pair to TWA.

- 40% of the contract value i.e. PKR 14,352,000/- (Rupees Fourteen Million Three Hundred and Fifty Two Thousand only) shall be paid to WBL at the PAC (Provisional Acceptance Certificate) of the fiber network complying to Single Mode Optical fiber specifications.

- 10% of the contract value i.e. PKR 3,588,000/- (Rupees Three Million Five Hundred and Eighty Eight Thousand Only) shall be paid to WBL at the FAC (Final Acceptance Certificate) i.e. after testing and commissioning of the fiber network complying to Single Mode Optical fiber specifications.
- WBL shall start and complete the Delivery, Installation, Testing and Commissioning for the offered service without any discrepancy by 1st May 2006.

WBL's Initial & Co. Stamp:

TWA's Initial & Co. Stamp:

Failing to meet the said target date will result in imposition of 0.1% of cost of contract price per day as Service charges performance discount to WBL subject to a maximum of 10% of this contract price.

- All payments to WBL will be subject to deduction of applicable withholding tax for which the tax challan copies will be provided to WBL.

Annual Maintenance Fee

TWA shall pay WBL "Annual Maintenance" PKR 3,540,000 (for two years) after first 12 months of FAC and after twenty four (24) months 5 % increase in annual maintenance charges will be applicable subject to a review after every five (05) years . After initial two years TWA will pay maintenance charges annually in advance.

ANNEX J

WBL shall test all Dark Fibers in accordance with the procedures specified in
Annex H
("Acceptance Testing Procedure") to verify that the Dark Fibers are installed and operating in accordance with the specifications described in Annex B. Fiber Acceptance Testing shall progress span by span along each Segment to be constructed hereunder as cable splicing progresses, so that test results may be reviewed in a timely manner. WBL shall provide TWA reasonable advance notice of the date and time of each Fiber Acceptance Testing (each of which shall take place during normal business hours) such that TWA shall have the right, but not the obligation, to have a person or persons present to observe WBL's Fiber Acceptance Testing. WBL shall promptly provide TWA with a copy of the test results.

In the event the results of the tests of the Dark Fibers show the Dark Fibers not to be operating within the parameters of the applicable specifications set forth under Annex B and G (the "Specifications"), TWA shall notify WBL in writing that some or all portions of the Dark Fibers are unacceptable. Thereupon, WBL shall expeditiously take such action as shall be reasonably necessary, with respect to such portion of the Dark Fibers as do not operate within the parameters of the applicable specifications, to bring the operating standards of such portion of the Dark Fibers within such parameters.

If and when WBL notifies TWA that the test results of the Fiber Acceptance Testing are within the parameters of the Specifications with respect to an entire Segment, TWA shall provide WBL with a written notice accepting the Dark Fibers. If TWA fails to notify WBL of its acceptance or rejection of the final test results with respect to the Dark Fibers comprising a Segment within ten (10) days after TWA's receipt of notice of such test results, TWA shall be deemed to have accepted such Segment. The date of such notice of acceptance (or deemed acceptance) of all Dark Fibers for each Segment shall be the "Acceptance Date" for such Segment.

In case of frequent Outage Events and/or in case TWA is not satisfied with the operation of the Optical Fiber or the Extensions on account of breach of this Agreement by WBL, TWA shall have the right to terminate this Agreement – in this case TWA shall be reimbursed as per following table:

Annex- k

Repayment Schedule In Case of Termination by Either Party
Amount to be repaid by WBL

YEAR	AMOUNT (PKR)
1	Nil
2	Nil
3	Nil
4	Nil
5	Nil
6	16,520,000
7	15,340,000
8	14,160,000
9	12,980,000
10	11,800,000
11	10,620,000
12	9,440,000
13	8,260,000
14	7,080,000
15	5,900,000
16	4,720,000
17	3,540,000
18	2,360,000
19	1,180,000
20	Nil